Exhibit 99.2

Newfield Exploration Provides Horizontal Granite Wash Update;
First seven wells have initial production average of 22 MMcfe/d

FOR IMMEDIATE RELEASE

HOUSTON – July 22 – Newfield Exploration Company (NYSE: NFX) today provided an update on its recent successes in the Granite Wash play, located in the Texas Panhandle and western Oklahoma. Since late 2008, Newfield has operated the drilling and completion of seven horizontal Granite Wash wells. The seven wells had average initial production rates of 22 MMcfe/d.

Results to date:
The McCoy 27-7H commenced production in December 2008 at 25 MMcf/d and 1,900 BCPD from a 3,400’ lateral completion. The well averaged 27.1 MMcfe/d over the first 60 days of production and has produced nearly 4 Bcfe to date. Newfield has a 74% operated interest in the well.

The Britt Ranch I4-13H commenced production in February 2009 at 8 MMcf/d and 180 BCPD from a 2,900’ lateral completion. Newfield has a 100% operated interest in the well.

The McCoy 27-8H commenced production in March 2009 at 21 MMcf/d and 1,230 BCPD from a 3,600’ lateral completion. The well averaged 18.2 MMcfe/d over the first 60 days of production and has produced 1.25 Bcfe to date. Newfield has a 74% operated interest in the well.

The D Britt 4-3H commenced production in April 2009 at 21 MMcf/d from a 3,900’ lateral completion. Newfield has a 95% operated interest in the well.

The McCoy 27-10H commenced production in June 2009 at 12 MMcf/d and 280 BCPD from a 2,900’ lateral completion. Newfield has a 74% operated interest in the well.

The Thomas 5-5H commenced production in July 2009 at 20 MMcf/d from a 3,900’ lateral completion. Newfield has a 100% operated interest in the well.

The Williams 33-7H commenced production this week at 21 MMcf/d and 570 BCPD from a 3,600’ lateral completion. Newfield has a 100% interest in the well.

Production capacity from Newfield’s Elk City region is about 150 MMcfe/d (gross). The largest contributor is the Stiles Ranch field, located in Wheeler County, Texas, which is currently producing 112 MMcfe/d gross.

Three operated drilling rigs are running in the field today. Earlier this year, Newfield moved a drilling rig from South Texas to the Granite Wash. The rigs are under term contract today and a minimum of a three-rig program is planned for the remainder of 2009. Newfield expects to drill 14 wells in 2009. Newfield’s drill and complete costs in the Granite Wash to date have averaged about $10 million gross. The Company’s most recent well, the Williams 33-7H, was drilled and completed for $7.4 million. Longer lateral completions, lower rig rates and ongoing efficiency gains are expected to further improve returns in the play. Longer lateral completions (3,800’-4,600’) are planned for the second half of 2009. With a deep inventory of drilling locations, Newfield expects to run a 3-5 operated rig program in the Granite Wash play for the next several years.

Background:
Newfield acquired its initial interest in the Stiles Ranch Field in 2002 through the EEX Corp acquisition. At the time of the acquisition, the field was producing less than 3 MMcfe/d. Following a detailed field study and the acquisition of other owners’ interest, Newfield kicked off a vertical drilling program. Nearly 150 vertical wells were drilled from 2003-08. Newfield’s experience in horizontal drilling in the Woodford Shale play led to the commencement of a horizontal drilling program in late 2008.

An extensive vertical drilling program has yielded gas production from more than 30 horizons in the Stiles Ranch Field, ranging from 12,000’ to 15,000’. The Company believes that there are multiple prospective zones for horizontal development. Newfield has approximately 20,000 net acres in the Stiles Ranch Field and an additional 15,000 net acres in western Oklahoma. Approximately 80% of the acreage is currently held-by-production.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:

Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com